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                                                           [METLIFE LETTERHEAD]

December 21, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:  MetLife Investors USA Insurance Company
     MetLife Investors USA Separate Account A
     Registration Statement on Form N-4 (File Nos. 333-137368/811-03365)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company, on behalf of itself and the MetLife Investors USA Separate Account A and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above referenced registration statement filed on Form N-4 be accelerated and declared effective on December 27, 2006, or as soon thereafter as is reasonably practicable.

                                METLIFE INVESTORS USA SEPARATE COMPANY A
                                (Registrant)

                                By: METLIFE INVESTORS USA INSURANCE ACCOUNT

                                    By: /s/ Richard C. Pearson
                                        ---------------------------------------
                                        Richard C. Pearson
                                        Executive Vice President,
                                        General Counsel and Secretary

                                METLIFE INVESTORS DISTRIBUTION COMPANY

                                    By: /s/ Richard C. Pearson
                                        ---------------------------------------
                                        Richard C. Pearson
                                        Executive Vice President,
                                        General Counsel and Secretary